UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2010

NEXTWAVE WIRELESS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51958	20-5361360
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

10350 Science Center Drive, Suite 210 San Diego, California 92121
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (858) 731-5300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K of NextWave Wireless Inc. (the “Company”) filed with the SEC on March 16, 2010, the Company previously entered into a commitment letter (the “Commitment Letter”) with affiliates of Avenue Capital Management II, L.P. (“Avenue Capital”) and Solus Core Opportrunity Master Fund Ltd. (“Solus”), pursuant to which such entities were obligated to provide up to $25 million in additional financing through the purchase of additional First Lien Notes.  Such financing would be provided at the Company’s request and remained subject to the execution of definitive documentation.

On May 27, 2010 (the “Closing Date”), pursuant to definitive documentation as contemplated by the Commitment Letter, NextWave Wireless LLC, a wholly-owned subsidiary of the Company (“NextWave LLC”) issued additional Senior Secured First Lien Notes due 2011 (the “Incremental Notes”) in the aggregate principal amount of $18,000,000, on the same financial and other terms applicable to NextWave LLC’s existing Senior Secured First Lien Notes due 2011 (together with the Incremental Notes, the “First Lien Notes”), as described in more detail below (the “Incremental Notes Issuance”).  As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2010, in April 2010, the Company issued $7.0 million in Incremental Notes pursuant to the Commitment Letter (the “April Issuance”).  The April Issuance and the Closing Date issuance resulted in the Company’s receipt of $25 million in aggregate proceeds, thereby utilizing all available financing committed pursuant to the Commitment Letter.

On the Closing Date, the Company and NextWave LLC entered into a First Lien Senior Incremental Notes Agreement (the “Incremental Agreement”), among the Company, as parent guarantor, NextWave LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc. and WCS Wireless License Subsidiary, LLC, as subsidiary guarantors (in such capacity, together with the Company, collectively, the “Guarantors”), the note purchasers party thereto (the “Incremental Purchasers”), and acknowledged by The Bank of New York Mellon, as collateral agent.  The Incremental Agreement is filed with this Form 8-K as Exhibit 10.1 hereto.  A substantially identical agreement was entered into to effectuate the April Issuance, which agreement was not separately material to the Company and is not filed herewith.

The Incremental Purchasers were Avenue Capital and Solus.  The Incremental Purchase Agreement amends the existing purchase agreement for the First Lien Notes (the “First Lien Purchase Agreement”), originally described in the NextWave LLC’s Current Report on Form 8-K filed with the SEC on July 17, 2006, solely by increasing the outstanding indebtedness thereunder by the aggregate face value of the Incremental Notes.

The Incremental Notes are governed by the terms of the Incremental Agreement and the First Lien Purchase Agreement and constitute “Notes” as defined in the First Lien Purchase Agreement.  Robert Symington, a Senior Portfolio Manager with Avenue Capital, is a member of the Board of Directors of the Company.  As of May 27, 2010, affiliates of Avenue Capital owned shares of our issued and outstanding common stock such that Avenue Capital would be considered a related party and Avenue-managed funds held approximately $98 million in principal amount of the First Lien Notes (prior to issuance of the Incremental Notes), representing approximately 53% of such indebtedness and approximately $116 million in principal amount of the existing Senior-Subordinated Second Lien Notes due 2011 of NextWave LLC (“Second Lien Notes”), representing approximately 78% of such indebtedness.  As of May 27, 2010, affiliates of Solus owned shares of our issued and outstanding common stock such that Solus would be considered a related party and Solus-managed funds held approximately $32 million in principal amount of First Lien Notes (prior to issuance of the Incremental

Notes), representing approximately 15% of such indebtedness and approximately $33 million in principal amount of Second Lien Notes, representing approximately 22% of such indebtedness.

The Incremental Notes are subject to the following terms that are material to the Company:

•
As with all other First Lien Notes, Interest on the Incremental Notes will be payable quarterly at a rate of 15% per annum payable, at NextWave LLC’s option, in cash or through the issuance of additional First Lien Notes.

•
As with all other First Lien Notes, the Incremental Notes will mature on July 17, 2011, subject to an extension to October 17, 2011 if certain conditions are met, including the pendency of asset sales that would yield net proceeds sufficient to repay all then-outstanding First Lien Notes.

•	As with all other First Lien Notes, the Incremental Notes will constitute senior obligations of NextWave LLC.

•
The net proceeds realized from all asset sales will be applied first to the mandatory redemption of the Priority Notes described in the First Lien Purchase Agreement, second to the mandatory redemption of the Incremental Notes, and third, subject to NextWave LLC’s ability to retain up to $37.5 million in net proceeds, to the remaining First Lien Notes outstanding, in each case at a redemption price equal to the principal amount of such First Lien Notes plus accrued and unpaid interest to the date of redemption.  In the event of a change of control of the Company, NextWave LLC is required to offer to repurchase the First Lien Notes at a price equal to 102% of the principal amount of the First Lien Notes repurchased plus accrued and unpaid interest to the date of repurchase.

•
NextWave LLC must, at least three weeks prior to the beginning of each fiscal quarter, deliver to the holders of the First Lien Notes a budget forecast for the six-consecutive-month period commencing on the first day of such fiscal quarter, each such budget forecast to be consistent with all previously delivered budgets and in a form reasonably satisfactory to Avenue Capital (each a “Six-Month Budget”), and with respect to each such six-month period, shall provide the holders of the First Lien Notes a monthly report, as of the end of each month and within two business days of each month-end, indicating its actual cash balance as compared to the applicable month-end amount for such Six-Month Budget and verifying that (i) its actual cash balance has not deviated in a negative amount from the related Closing Date Budget or Six-Month Budget, as applicable, by more than 10% for such date (the “Budget Condition”) and (ii) it has maintained at all times a minimum cash balance of at least $1 million (the “Minimum Balance Condition”).

•
As previously disclosed, the First Lien Purchase Agreement provides that failure to satisfy the Minimum Balance Condition and/or the Budget Condition shall be an event of default, subject to certain grace periods applicable to the Budget Condition, and

•	All other terms of the existing First Lien Notes and the First Lien Purchase Agreement are applicable to the Incremental Notes.

The First Lien Notes are guaranteed by the Guarantors pursuant to the Guaranty (the “Guaranty”), dated as of July 17, 2006, among the Guarantors and the Collateral Agent.  In addition, the First Lien Notes are guaranteed by the Company pursuant to the Parent Guaranty (the “Parent Guaranty”), dated as of July 17, 2006, between the Company and the Collateral Agent.  Pursuant to both the Guaranty and the Parent Guaranty, the First Lien Notes are guaranteed on a senior secured basis and constitute senior obligations of the guarantors.

Pursuant to the Pledge and Security Agreement (the “Security Agreement”), dated as of July 17, 2006, among the Company, NextWave LLC, and NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc. and WCS Wireless License Subsidiary, LLC, as grantors (in such capacity, collectively, the “Grantors”), and the Collateral Agent, executed for the benefit of each holder of the First Lien Notes, the obligations under the First Lien Notes are secured by first priority liens on, and security interests in certain collateral which consists of FCC licenses and spectrum leases held by certain Company subsidiaries, the capital stock of certain material Company subsidiaries, certain securities accounts, and proceeds of the foregoing.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of the Closing Date, the aggregate $25 million of First Lien Notes issued to date in connection with the funding in full under the Commitment Letter constitute a direct financial obligation of the Company.  The terms of payment, acceleration, recourse and other material terms described above under Item 1.01 are incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Lien Senior Incremental Notes Agreement, dated May 27, 2010.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, NextWave Wireless Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 3, 2010
NEXTWAVE WIRELESS INC.

By:	/s/ Francis J. Harding
Francis J. Harding Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Lien Senior Incremental Notes Agreement, dated May 27, 2010.